Steven D. Craig, CPG
Gryphon Gold Corporation
Hawthorne, Nevada 89415
USA
Telephone: 775-945-5300
Fax: 775-945-5305
Email: scraig@gryphongold.com

CERTIFICATE OF AUTHOR

I, Steven D. Craig, CPG, do hereby certify that:

  I am Vice President of Exploration employed by: Gryphon Gold Corporation 420 3rd Street, Suite B Hawthorne, Nevada, 89415 USA

  I graduated from Western State College with a Bachelor of Arts Degree in Geology in 1974.

  I graduated from Colorado State University with a Masters of Science Degree in Economic Geology in 1980.

  I am a Certified Professional Geologist with the American Institute of Professional Geologists, Certification CPG #10997. In addition, I am a Member of the Society for Mining, Metallurgy, and Exploration (SME).

  I have practiced my profession as a geologist continuously since graduation from Western State College for a total of 34 years.

  I have read the definition of "Qualified Person" set out in National Instrument 43-101 ("NI 43-101") and certify that by reason of my education, registration of a Certified Professional Geologist, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a "Qualified Person" for the purposes of NI 43-101.

  I am responsible for contributing to the preparation of the technical report entitled "Preliminary Assessment of the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, USA, dated September 2, 2008, and prepared for Gryphon Gold Corporation, (the "Preliminary Assessment"). I helped prepare the sections dealing with the property and deposit geology, exploration, drilling and sampling of existing heaps and dumps, sampling, interpretation and conclusions, and recommendations relating to the Borealis gold property and are outlined in Sections 4 to 15, 18 to 20 of the Technical Report. I have visited the Borealis property on numerous occasions. My last personal inspection of the property was on April 21, 2008 for a period of three days.

  My involvement with the Borealis property is to direct the exploration and geological program for Gryphon Gold, assisting with understanding the geology, planning exploration, and managing the drilling programs. This involvement has been from January 2006 through the present.

  As of the date of this certificate, to the best of my knowledge, information and belief, the Preliminary Assessment contains all scientific and technical information that is required to be disclosed to make the Preliminary Assessment not misleading.

  I am NOT independent of the issuer applying all of the tests of Section 1.4 of National Instrument 43-101.

  I have read NI 43-101 and Form 43-101F1, and the Preliminary Assessment has been prepared in accordance with that instrument and that form.

  I consent to the filing of the Preliminary Assessment with stock exchange and other regulatory authority and any publication by them for regulatory purposes, including electronic publication in the public company files on their websites accessible by the public, of the Preliminary Assessment.

Dated this 2nd day of September, 2008.

/s/ Steven D. Craig
_________________________________
Steven D. Craig,
AIPG CPG 10997